SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into as of December 22, 2016 (the “Contract Date”), by and between Curt Lockshin (“Employee” or “You”), on the one hand, and VBI Vaccines Inc., a corporation organized under the laws of British Columbia, Canada; VBI Vaccines (DE) Inc., a Delaware corporation; SciVac Ltd, an entity incorporated pursuant to the laws of Israel; and SciVac USA, LLC, a Florida limited liability company (all collectively, the “Company” or “Employer”), on the other hand. Employee and the Company are sometimes each referred to herein as a “Party” and both collectively, as the “Parties”. Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Letter Agreement (as defined below).

WITNESSETH:

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, effective May 9, 2016 (the “Letter Agreement”); and

WHEREAS, Employee and the Company desire to separate from their business relationship as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Effective as of the Contract Date, your employment with the Company (including your position as Chief Technology Officer and any and all other offices you held with the Company or any of its subsidiaries) shall terminate. Except for Section 8 of the Letter Agreement, as of the Contract Date the Letter Agreement shall terminate and have no further force or effect. The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by the Company, any of the Employee Releasees (as defined below) or any of the Company Releasees (as defined below).

2. Upon execution of this Agreement, Employee will deliver to the Company an executed resignation letter, in substantially the form attached hereto as Exhibit A. The contents of the resignation letter shall form the substance of the Company’s required disclosure pursuant to applicable securities laws.

3. This Agreement supersedes any and all other agreements, written or verbal, which may exist between the Company and Employee solely concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company.

4. Employee Acknowledgments.

(a) You have been advised by the Company to consult with an attorney of your choice prior to signing this Agreement.

(b) You have been given a period of at least twenty-one (21) days within which to consider this Agreement.

(c) You agree that you would not be entitled to receive the consideration offered to You herein but for your signing this Agreement.

(d) You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to the Chief Executive Officer of the Company no later than the seventh (7th) day after You sign it. It is understood and agreed that any notice of revocation received by the Chief Executive Officer of the Company after the expiration of this seven (7) day period shall be null and void.

5. It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in Section 7 below and elsewhere herein will not be paid until the seven (7) day revocation period described in Section 4(d) above has expired without any such revocation having occurred or been attempted. Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has so expired.

6. Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including an attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives not expressly set forth in writing in this Agreement.

7. Provided that Employee does not so revoke this Agreement and complies with his obligations hereunder, the Company agrees as follows:

(a) On or before January 31, 2017, the Company will pay to Employee, as a bonus for fiscal year end December 31, 2016, a total of $56,250, equal to 3 months of Employee’s salary as described in the Letter Agreement in accordance with the Company’s standard payroll procedures.

(b) Employee has submitted to the Company a list of expenses for which he is seeking reimbursement. The Company will promptly reimburse Employee for authorized expenses consistent with its corporate policy, including expenses for one additional trip to the Company’s Rehovet, Israel facilities, to take place on or before February 28, 2017.

(c) Upon execution of this Agreement by the Parties, You will deliver to the Company a flashdrive containing a copy of all information pertaining to the Company and its subsidiaries on the harddrive of any computer within your possession, custody or control.

8. Reference is hereby made to that certain Restricted Share Unit Agreement by and between the Company and Employee dated as of June 14, 2016 (the “RSU Agreement”). The restricted stock units issued to Employee shall remain subject to the RSU Agreement in all respects. For purposes of clarification, 15,411 RSUs shall vest, and such equivalent number of Company shares shall be issued, reduced by such number of shares necessary to satisfy Your tax withholding obligations thereon (the “RSU Shares”) to Employee, pursuant to the terms of the RSU Agreement and Section 16 of the VBI Vaccines Inc. Incentive Plan. The Company shall deliver the RSU Shares to Employee within five (5) business days of the Effective Date.

9. Employee’s health insurance and all other Company benefits will terminate according to the terms of the plans. This provision is not, however, intended to waive Employee’s rights under COBRA. Employee acknowledges that the Company will provide the COBRA notice, in accordance with federal guidelines, under which Employee may elect continuation of coverage.

2

10. From the Contract Date through January 31, 2017 (the “Separation Period”), You agree to make yourself available to consult with the Chief Executive Officer of the Company (the “CEO”) or persons designated by the CEO on matters concerning the Company and its subsidiaries as reasonably requested by the CEO from time to time; provided, however, that in no event shall You be required, unless otherwise agreed, to devote more than 150 hours of your time to performing such services during any calendar month. You and the Company agree that You will receive no compensation for performing such services, but You will be: (i) paid at the rate of $125 per hour for each hour over 150 hours performed in any calendar month (it being agreed and understood that you will advise the Company in writing each month when you have performed 150 hours of services in any calendar month on behalf of the Company); and (ii) reimbursed for all reasonable out-of-pocket expenses you incurred in performing such services that have been approved in writing by the Company prior to your incurrence thereof. The parties hereto acknowledge that but for this Agreement You would not be required to render the services described in this Paragraph.

11. Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.

12. Employee agrees as follows:

(a) As a material inducement to the Company to enter into this Agreement and subject to the terms of this Section 12, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (all collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, penalties, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including without limitation attorneys’ fees and costs actually incurred), of any nature whatsoever, whether now known or unknown (“Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held against any or all of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination, retaliation or harassment based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims arising under the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, and the Massachusetts Civil Rights Act; (i) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, slander, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (j) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, expenses or any other compensation or benefits arising out of Employee’s employment with the Company; (k) all Claims arising under any federal, state or local regulation, law, code or statute; (l) all Claims of discrimination, retaliation or harassment arising under any state or local law or ordinance; and (m) all Claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company (including, without limitation, the Letter Agreement, but specifically excluding this Agreement, and the RSU Agreement,(collectively, the “Other Agreements”)). Notwithstanding anything to the contrary contained in this subsection (a), the Company agrees that Employee shall remain a beneficiary under any past and current Directors and Officers Insurance policies to the extent that Employee was a beneficiary as of the Contract Date, and notwithstanding anything to the contrary contained in this Agreement, Employee is not releasing in any way any coverage under said insurance policies. The foregoing does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement. Also, this Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National labor Relations Board (the “NLRB”) or any comparable state or local agency, to enforce the laws within their jurisdiction. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, including without limitation any action commenced by the EEOC, the NLRB or any other federal, state, or local government entity on Your behalf, You specifically waive and release Your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action or third party action.

3

(b) Employee covenants and promises not to sue, commence an arbitration or otherwise pursue legal action in any forum against the Company, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend the Company from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by him. Employee agrees that should any legal action be pursued on his behalf by any person or other entity against the Company regarding the claims released by Employee in this Agreement, Employee will not accept recovery from such action, but will assign such recovery to the Company and agrees to indemnify the Company against such claims and assessment of damages. Employee further represents that neither he nor anyone acting on his behalf has filed any lawsuits, arbitrations or other actions in any forum against the Company.

(c) Employee further promises and agrees that he will not at any time disparage the Company or any of its directors, officers, employees, products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business, interests or to the morale among its work force, or the reputation of any Company employee. Additionally, Employee will refer all inquiries that he receives (whether written or oral) regarding the business or operations of the Company to the CEO (or his designee). Employee will make reasonable efforts to transition Company information to an authorized representative of the Company.

(d) Except as otherwise set forth above in Section 7(b) regarding any unreimbursed business expenses to be paid and in Section 8 regarding issuance of stock, the amount set forth above in Section 7(a) will be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or any other costs or sums.

(e) You understand that rights or claims under the under the ADEA which may arise after the date this Agreement is signed are not waived by You.

13. The Company agrees as follows:

(a) As a material inducement to Employee to enter into this Agreement and subject to the terms of this paragraph, the Company, on its own behalf and on behalf of each of the Company Releasees, hereby irrevocably and unconditionally releases, acquits and forever discharges Employee, and his heirs, representatives, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, the “Employee Releasees”), from any and all Claims which any Company Releasee now has, owns, holds, or which any Company Releasee at any time heretofore had, owned, or held against any of the Employee Releasees (including, without limitation, any Claims arising out of, in connection with, or related to Employee’s involvement as an officer or director of the Company or any of its subsidiaries).

4

(b) The Company covenants and promises not to sue, commence an arbitration or otherwise pursue legal action against Employee in any forum, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend Employee from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by the Company. The Company agrees that should any legal action be pursued on its behalf by any person or other entity against Employee regarding the claims released in this Agreement, the Company will not accept recovery from such action, but will assign such recovery to Employee and agrees to indemnify Employee against such claims and assessment of damages. The Company further represents that it has filed no lawsuits, arbitrations or other actions against Employee in any forum.

(c) The Company further promises and agrees that it will not at any time disparage Employee, if the effect of such disparagement reasonably could be anticipated to cause material harm to Employee’s reputation.

14. Employee will not, for a period ending one year after the Effective Date, for any reason, directly or indirectly: (a) solicit the business of any customer of the Company, for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer during the 12 months immediately preceding the termination of Employee’s employment with Employer; (b) cause or attempt to cause any employee of Employer to cease working for Employer.

15. Notwithstanding anything in this Agreement to the contrary, the Company and Employee agree that the Other Agreements shall remain in full force and effect, as revised above.

16. If Employee or the Company determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days to cure the breach.

17. Employee agrees that by three days after the termination of the Separation Period, he will use his best efforts to return to the Company any and all property of the Company in his possession, custody or control, including without limitation marketing plans and related information, product development plans and related information, trade secret information, pricing information, vendor information, financial information (including usernames and passwords for online corporate and/or financial accounts), telephone lists, computer software and hardware, keys and office equipment and confirm removal of all Company information from all telephones and other personal electronic devices. You specifically acknowledge and agree that You will continue to be bound by and subject to the confidentiality provisions of Section 8 of the Letter Agreement and You will not, among other things, use or disclose any of the Company information contained on the harddrive of your computer in violation of such Section 8.

18. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties. No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature. This Agreement may not be changed except by a later writing signed by both Parties.

5

19. This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Company Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.

20. For the same aforesaid consideration, it is further expressly agreed and understood that the Parties will promptly execute any and all documents that are necessary and appropriate to effectuate the terms of this Agreement.

21. For the same aforesaid consideration, it is expressly agreed and understood that the contents of this Agreement, including its terms, any monetary consideration paid therein, and the parties thereto, shall not be disclosed, released or communicated to any person (except their attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law (including, without limitation, Federal securities laws). Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.

22. This Agreement is entered into and shall be interpreted, enforced and governed by the law of the Commonwealth of Massachusetts. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.

23. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

If to the Company:	Jeff Baxter, CEO
VBI Vaccines Inc.
222 Third Street, Suite 2241
Cambridge, MA 02142

If to Employee:	Curt Lockshin
**********

24. The Parties agree that the Agreement may be executed in multiple originals.

25. To the extent that the Company or counsel for the Company requests the assistance of Employee with respect to any legal matters relating to the Company following the termination of the Separation Payment Period, including without limitation any lawsuit, arbitration or other action to which the Company is a party or any inquiry or investigation made or undertaken by any government authority, Employee shall provide such assistance upon reasonable notice to Employee, Employee shall be paid at the rate of $125 per hour plus any pre-approved expenses. Employee shall provide the Company with weekly invoices for any work performed under this Section 25, which shall be paid within 15 days of receipt.

[Signature pages follow.]

6

EXECUTED as of the Contract Date.

/s/ Curt Lockshin
CURT LOCKSHIN

VBI VACCINES INC.

By:	/s/ Jeff Baxter
Printed:	Jeff Baxter
Title:	Chief Executive Officer

VBI VACCINES (DELAWARE) INC.

By:	/s/ Jeff Baxter
Printed:	Jeff Baxter
Title:	Chief Executive Officer

SCIVAC LTD

By:	/s/ Jeff Baxter
Printed:	Jeff Baxter
Title:	Chief Executive Officer

SCIVAC USA, LLC

By:	/s/ Jeff Baxter
Printed:	Jeff Baxter
Title:	Chief Executive Officer

EXHIBIT A

Form of Resignation Letter

December 22, 2016

The Board of Directors

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, MA 02142

Gentlemen,

Effective as of December 22, 2016, I hereby resign my positions as Chief Technology Officer of VBI Vaccines Inc. ; VBI Vaccines (Delaware) Inc.; SciVac Ltd; and SciVac USA, LLC (collectively, the “Companies”) and any and all other office(s) I hold with the Companies and their respective parents and subsidiaries.

I confirm that my resignation from the positions in the Companies is not predicated on any disagreements or objections as to any matter relating to the Companies’ operations, policies or practices.

Sincerely,

Curt Lockshin